Exhibit 99.1

CODE OF BUSINESS CONDUCT AND ETHICS OF BOULDER SPECIALTY BRANDS, INC.

For

Senior Management and Directors

(Adopted Effective August 25, 2005)

Boulder Specialty Brands, Inc. (“Boulder” or the “Company”) is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics applies to all of the following, at such time as a person is, or persons are, appointed or elected to fill such positions and as long as any of such positions are filled and occupied: the Company’s Chief Executive Officer, President, Principal Accounting Officer, Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer, Treasurer, Controller and all other officers and directors of the Company (collectively, “Senior Management” or individually, a “Senior Manager”) and sets forth specific policies to guide us in the performance of our duties.

As Senior Management, we must comply with applicable law. We must engage in and promote honest and ethical conduct and abide by this Code of Ethics and other Company policies and procedures that govern the conduct of our business. Our leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns and promptly addressing employee compliance concerns.

Compliance with Laws, Rules and Regulations

We are required to comply with the laws, rules and regulations that govern the conduct of our business and report any suspected violations in accordance with the section below entitled “Compliance with Code of Ethics.”

The Company intends to conduct business in the United States of America. What is appropriate in some parts of the world may be entirely inappropriate in others. We shall abide by the laws, regulations and generally accepted business practices of the states in which we conduct business. If there is a conflict between local laws and business practices and any other law applicable to the conduct of the Company’s business, we shall comply with the local laws and business practices; provided, that, in no event can our actions constitute a violation of a federal law of the United States of America.

If any of us have any questions regarding proper conduct, we shall consult with the Company’s Chief Executive Officer or legal counsel designated by the Chief Executive Officer or Chief Administrative Officer before taking any action.

Conflicts of Interest

No Senior Management shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest unless the Senior Manager makes full disclosure of all facts and circumstances to, and obtains the prior written approval of, the Chairman of the Governance and Nominating Committee.

Disclosures

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and all other governmental, quasi-governmental and self-regulatory bodies and in all other public communications made by the Company. As Senior

Management, we are required to promote compliance with this policy by all employees and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

Compliance with Code of Ethics

If we know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, we shall immediately report that information to the Chief Executive Officer or any member of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation. Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Waivers of Code of Ethics

If any member of Senior Management seeks a waiver of the Code of Ethics, he/she must make full disclosure of their particular circumstances to the Chairman of the Governance and Nominating Committee. Amendments to and waivers of this Code of Ethics will be publicly disclosed as required by applicable law and regulations.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company’s Senior Management in the conduct of Boulder’s business. It is not intended to and does not create any rights in any employee, tenant, patron, guest, supplier, competitor, stockholder or any other person or entity.

Effective Date and Applicability Following Business Combination

This Code of Ethics shall become effective August 25, 2005 and shall remain in effect from and after this date including subsequent to any business combination in which the Company is the surviving entity.

ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics for Boulder Specialty Brand’s Senior Management, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code of Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report any suspected violations of the Code of Ethics that I am aware of to the Chief Executive Officer or any member of the Board of Directors. I certify that, except as fully disclosed in accordance with the terms of this Code of Ethics, I have not engaged in any transactions or activities that would constitute an actual or apparent conflict with the interests of the Company. I further certify that I am in full compliance with the Code of Ethics and any related policies and procedures as of the date on which I signed this Acknowledgment and/or the date on which I became a member of Senior Management.

Printed Name

Signature

Date

Policy and Procedures for the Submission of Complaints Pertaining to Accounting, Internal Accounting Controls, Auditing and Other Matters (Whistleblower Provisions)

Boulder Specialty Brands, Inc. (“Boulder”) is a company very much concerned about its values. We strive to foster a work environment that promotes creativity, innovation, commitment, entrepreneurship, initiative, judgment, discipline, leadership, perseverance, determination, professionalism, integrity and mutual respect. As a fair-dealing and equitable corporate citizen concerned with our standing in the community and the quality of our employees, we strongly believe that unethical behavior can seriously undermine the efforts of all our employees in building a company of which we can be proud.

Given our desire to build such a company, it is important that we have common ways of dealing with sensitive issues in order to ensure that our behavior is beyond reproach. Every day, what we do and what we say shapes Boulder’s reputation and impacts our common future.

Our Code of Ethics is aimed at helping us respect existing laws and regulations, and properly guide our actions that flow from business decisions, in which good judgment is required.

This policy complements the procedures already existing in the Code of Ethics to deal with certain issues and concerns that may arise from time to time.

1.	Policy Statement

This policy provides a means whereby a complainant may, in good faith and without fear of retaliation, report issues and/or concerns in connection with a serious violation.

In responding to a complaint, Boulder will act fairly with respect to any individual named in the complaint, the seriousness of the issue raised, the credibility of the information or allegations in the complaint, and the prospects of an effective investigation.

Boulder will not retaliate against any complainant for reporting in good faith serious violations pursuant to this policy. “Good faith” means that a complainant reasonably believes that the complaint is true and has not been made either for personal gain or for any ulterior motive.

2.	Nature of Complaints

In accordance with the Sarbanes-Oxley Act of 2002 and listing standards of any national exchange or automated quotation system on which the Company’s stock may in the future be listed, traded or quoted, Boulder has adopted the following procedures to facilitate the submission, on a confidential and anonymous basis, of complaints, reports and concerns by any person (“Complainant”) regarding (i) accounting, internal accounting controls, or auditing matters, (ii) actual or potential violations of laws, rules or regulations, and (iii) other suspected wrongdoing, including in connection with the Code of Ethics (a “serious violation”).

3.	Protection of Complainants

This policy and related procedures offer protection from retaliation to Complainants with respect to matters that are, or could give rise to, serious violations, provided the complaint is made:

•	in good faith, in a manner that is consistent with Boulder’s values, particularly respect for others;

•	in the reasonable belief of the Complainant that the conduct or matter covered by the complaint constitutes, or has the potential to constitute, a serious violation; and

•	pursuant to the procedures contained in Section 5 below.

No complaint that satisfies these conditions shall result in any retaliation or threat of retaliation against the Complainant. This means that Boulder and its directors, officers, employees (expressly including all supervisory personnel) and agents shall not penalize, discharge, demote, suspend, threaten, harass, transfer to an undesirable assignment or location, or otherwise discriminate (collectively, “retaliate” or “retaliation”) against any Complainant for calling attention to suspected illegal or unethical acts. Any act of retaliation shall itself be treated by Boulder as a serious violation of Boulder’s policy and could result in disciplinary action up to and including discharge. This protection extends to anyone providing information in relation to an investigation, including an internal investigation.

4.	Confidentiality

Boulder will treat all complaints by Complainants as confidential and privileged to the fullest extent permitted by law. A Complainant is encouraged to put his/her name to any complaint he/she makes, but it may also be made anonymously, as provided in Section 5 below.

5.	How to make a complaint?

Any complaint under this policy must be submitted to the Chairman of the Audit Committee through one of the following confidential means of communication:

•	(a) by telephone: toll-free number to be provided in internal Company communications that will have no caller ID

•	(b) in writing:

Boulder Specialty Brands, Inc.

c/o Robert W. Walter, Esq.

Attn: Audit Committee Chair (Strictly Confidential)

9660 East Prentice Circle

Greenwood Village, Colorado 80111

Any complaint should provide sufficient, precise, and relevant information pertaining, among others, to dates, places, persons/witnesses, numbers, etc., so that a reasonable investigation can be conducted. If the Complainant wishes to discuss any such matter with the Audit Committee Chair, he/she should indicate this in the submission or message and include a telephone number at which he/she might be contacted if the Audit Committee Chair deems it appropriate. When possible, the Audit Committee Chair shall acknowledge receipt of the complaint to the sender.

6.	Investigation

On receiving a complaint, the Audit Committee Chair shall immediately register it in a log of complaints and open a file, which file shall be maintained in a secure location to protect the confidentiality of the Complainant. The Audit Committee Chair shall then determine whether the complaint actually pertains to a subject covered under this policy. If the Audit Committee Chair determines that the complaint is covered by this policy, he/she shall then cause an investigation to be initiated. In conducting the investigation, the Audit Committee Chair may enlist inside or outside legal, accounting, human resources, or other advisors, as appropriate. The Audit Committee Chair or the advisors or agents retained by the Audit Committee to assist in any investigation shall have access during an investigation to all books and records of Boulder. Boulder directors, officers, employees and agents are expected and obligated to fully cooperate in the investigation. In conducting any investigation, the Audit Committee Chair shall use reasonable efforts to protect the confidentiality of the Complainant.

Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. The Audit Committee shall retain as a part of the records any and all complaints, reports or concerns and related documentation for a period of no less than three (3) years.

7.	Reporting to the Audit Committee and Registered Independent Public Accountants

Each quarter, the Audit Committee Chair shall report to the entire Audit Committee of the Board of Directors of the Corporation and to the external auditors, in the aggregate, the number, the nature, and the outcome of complaints received and investigated under this policy. Notwithstanding the foregoing, the Audit Committee Chair shall immediately report to the Committee any complaint that may have material financial, operational or disclosure consequences to the Corporation.